EDISON INTERNATIONAL

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                             (Thousands of Dollars)

                                                                                                                          Twelve
                                                                             Year Ended December 31,                    Months Ended
                                                --------------------------------------------------------------------
                                                    1995           1996           1997         1998          1999     Sept. 30, 2000
                                                ------------   ------------   ----------   -----------  ------------  --------------


EARNINGS BEFORE INCOME TAXES
  AND FIXED CHARGES:

Income before interest expense (1)               $1,346,636     $1,399,650    $1,450,957   $ 1,416,332   $ 1,586,819   $ 2,098,174
Add:
  Taxes on income (2)                               491,477        505,785       498,729       461,711       294,081       434,298
  Rentals (3)                                         5,188          5,159         4,649         4,278         5,015         6,528
  Allocable portion of interest
      on long-term contracts for
      the purchase of power (4)                       1,848          1,824         1,797         1,767         1,735         1,708
  Dividends of <50% owned equity method
      investments                                    60,251         72,787        82,576        49,208        80,891       101,830
  Interest on partnership
      indebtedness (5)                               34,681         31,356        34,938        36,019        33,186        28,140
  Amortization of previously capitalized
      fixed charges                                   2,417          2,232         7,023         7,246         7,601         7,301
Less:
  Earnings of <50% owned equity method               51,703         75,063        84,445        53,605        88,376        95,862
                                                ------------   ------------  ------------  ------------  ------------  ------------

Total earnings before income
  taxes and fixed charges (A)                    $1,890,795     $1,943,730    $1,996,224   $ 1,922,956   $ 1,920,952   $ 2,582,117
                                                ============   ============  ============  ============  ============  ============




FIXED CHARGES:
  Interest and amortization                       $ 560,641      $ 635,407     $ 708,446     $ 710,388     $ 893,613   $ 1,275,414
  Rentals (3)                                         5,188          5,159         4,649         4,278         5,015         6,528
  Capitalized interest (6)                           59,885         57,803        14,937        19,219        28,682        17,469
  Allocable portion of interest on
      long-term contracts for
      the purchase of power (4)                       1,848          1,824         1,797         1,767         1,735         1,708
  Interest on partnership
      indebtedness (5)                               34,681         31,356        34,938        36,019        33,186        28,140
  Dividends on preferred securities                  10,095         13,100        13,167        13,149        44,287        98,373
  Subsidiary preferred and preference stock
      dividend requirements - pre-tax basis          61,210         58,666        50,502        41,653        33,045        36,319
                                                ------------   ------------  ------------  ------------  ------------  ------------
Total fixed charges (B)                           $ 733,548      $ 803,315     $ 828,436     $ 826,473   $ 1,039,563   $ 1,463,951
                                                ============   ============  ============  ============  ============  ============


RATIO OF EARNINGS TO
  FIXED CHARGES (A) / (B):                             2.58           2.42          2.41          2.33          1.85          1.76
                                                ============   ============  ============  ============  ============  ============



(1) Includes allowance for funds used during construction, accrual of unbilled revenue and minority interest, net of income taxes.
(2) Includes allocation of federal income and state franchise taxes to other income.
(3) Rentals include the interest factor relating to certain significant rentals plus one-third of all remaining annual rentals.
(4) Allocable portion of interest included in annual minimum debt service requirement of supplier.
(5) Includes the allocable portion of interest on project indebtedness of fifty-percent partnership investments by other wholly-owned subsidiaries of Edison International.
(6) Includes the fixed charges associated with Nuclear Fuel and capitalized interest of fifty-percent owned partnerships.